Exhibit 99.1


FROM: SELAS CORPORATION OF
AMERICA                                    SCA-444

CONTACT:   Robert F. Gallagher 651-604-9638



                                              FOR IMMEDIATE RELEASE


      SELAS CORPORATION SELLS ITS AUTOMOTIVE BUSINESS, DEUER
                           MANUFACTURING

     Sale Supports Emphasis on Precision Miniature Medical and
                   Electronic Products Business

ST. PAUL, Minnesota, July 22, 2003 -- Selas Corporation of America (AMEX: SLS) announced today the sale of its automotive business, Deuer Manufacturing, for approximately $7 million, subject to a working capital adjustment, to a subsidiary of Ventra Group Co. The majority of the proceeds will be used to reduce the Company's outstanding bank debt.

Deuer Manufacturing, based in Dayton, Ohio manufactures tire holders for the light truck, sport utility and minivan segments of the automotive industry and employs approximately 165 individuals. Minimal employee layoffs are expected as a result of the sale.

Mark S. Gorder, president and chief executive officer of Selas, stated: "Ventra Group is well established as a global Tier 1 supplier in the automotive business and will make an excellent parent company for Deuer. We expect that this will be a smooth transition for Deuer's employees, suppliers and customers and the acquisition by Ventra will position Deuer well for the future."

In March, Selas announced that its long-term strategy is to create accelerated growth for its Precision Miniature Medical and Electronic Products business and divest its non-core businesses. In December 2002, the Company sold its large furnace business in France and now has completed the sale of Deuer. Selas is executing on its strategy to build the Company's future around its expertise in the robotic manufacture of miniature and micro-miniature electronic products. Selas believes that it has the capabilities to compete in the medical device market that is increasingly demanding products with greater portability, improved infection control, better cost containment, more reliability and high customer satisfaction.

Second-Quarter Update
Currently, Selas is finalizing results for its second quarter ended June 30, 2003, and expects to release these later this month. Gorder indicated that preliminary results show strong performance in the Company's core Precision Miniature Medical and Electronic Products business. However, these gains are more than offset by high corporate expenses and disappointing revenues and an operating loss in Selas' Heat Technology segment, especially in Europe.

Gorder concluded, "We hope during 2003 to complete the sale of Selas' Dresher, Pennsylvania, and Paris facilities. Additionally, we plan to sell our remaining small-furnace operations in Europe. These are all non-core assets in the Heat Technology segment. However, we have not characterized the European small-furnace facilities as discontinued operations because we are not certain Selas can close a transaction within 12 months. The sale of these businesses will substantially complete the transition to focus more on the Precision Medical and Electronic Products market. We are committed to gaining recognition in the financial community for Selas' new direction and enhanced profitability potential."


Selas Corporation of America
Page 2

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About Selas
Headquartered in St. Paul, Minn., Selas Corporation of America designs, develops, engineers and manufactures microminiaturized medical and electronic products. The company's core business segment, Precision Miniature Medical and Electronic Products, supplies microminiaturized components, systems and molded plastic parts, primarily to the hearing instrument manufacturing industry, as well as the computer, electronics, telecommunications and medical equipment industries. Through its core competencies and robotic manufacturing expertise, Selas believes that it is well-positioned to compete in the hearing health market and a medical device market that increasingly demands products with increased miniaturization, better cost containment, more reliability and high customer satisfaction. The company has facilities throughout the United States, Asia and Europe. Selas' common stock is traded on the American Stock Exchange under the symbol "SLS."

Forward-Looking Statements

Statements as to the company's long-term strategy and other statements herein that include forward-looking terminology such as "may", "will", "believe", "expect", "optimistic" or "continue" or the negative thereof or other variations thereon are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934 as amended. These forward-looking statements are affected by known and unknown risks, uncertainties and other factors that may cause Selas' actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the company's forward-looking statements. These risks, uncertainties and factors include the risk that the company may not be able to achieve its long-term strategy, competition by competitors with more resources than the company, foreign currency risks arising from the company's foreign operations, the cyclical nature of the market for large custom engineered contracts, weakening demand for products of the company's other business segments due to general economic conditions, and possible non- performance of developing technological products. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other reports that the Company files with the Securities and Exchange Commission, which may be reviewed at the website maintained by the Commission at http://www.sec.gov.